Exhibit 99.1

Sovereign Announces Debt Redemption; Issues Less Costly Debt

PHILADELPHIA, PA...Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank (“Bank”) announced today that it intends to call for redemption $500 million of outstanding 10.50% Senior Notes due November 2006 (“10.50% Notes”) and issue $300 million of a two-year floating rate Senior Note (“F/R Note”). The F/R Note will reset quarterly to 3-month LIBOR + 33 basis points and mature on August 25, 2006.

Jay S. Sidhu, Chairman and CEO of Sovereign, said, “With this redemption, we are reducing the amount of debt outstanding and are removing one of the last pieces of high-cost debt financing we incurred related to the Fleet/BankBoston branch acquisition. We are replacing it with lower cost, unsecured senior debt that is much more reflective of the financial strength of our company today. This transaction significantly increases Sovereign’s liquidity, expands our net interest margin approximately 5 basis points, improves the quality of our balance sheet, and reduces future cash needs at Sovereign.”

Proceeds of the F/R Note issuance, along with existing cash at Sovereign, will be used to fund the redemption of all outstanding 10.50% Notes. Sovereign expects this debt restructuring to be $.03 to $.05 accretive to 2005 earnings per share, an annual interest expense savings of approximately $30 million. In connection with this transaction, Sovereign will be recording a one-time charge of approximately $43 million after-tax or $.13 per diluted share in the third quarter of 2004.

“Considering this transaction and potential accounting changes that may arise with respect to convertible trust preferred securities, management reaffirms previous 2005 earnings guidance of $1.90 to $2.00 operating earnings per share, excluding one-time charges of $.04 to $.06 per share for our pending acquisition of Waypoint Financial Corp. In addition, Sovereign remains committed to our previously communicated 2005 capital goals,” commented Sidhu.

The 10.50% Notes will be called for redemption on September 22, 2004 at a redemption price to be determined on September 15, 2004. The redemption price will be equal to outstanding principal, plus accrued interest, plus the applicable premium. Interest will cease to accrue on such notes on and after such date. Existing bondholders will receive notification through DTC. Questions regarding the redemption may be directed to The Bank of New York contact Daniel Donovan at 312-827-8547.

The joint-bookrunners for the F/R Note issuance were J.P. Morgan Securities Inc. and Lehman Brothers Inc. Co-manager was Merrill Lynch & Co Inc.

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $55 billion financial institution with nearly 600 community banking offices and 1,000 ATMs and approximately 9,500 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island. In addition to full-service retail banking, Sovereign offers a broad array of financial services and products including business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Pro forma for pending acquisitions, Sovereign is one of the 20 largest U.S. Financial Institutions in assets. For more information on Sovereign Bank, visit sovereignbank.com or call 1-877-SOV-BANK (1-877-768-2265).

Note:

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Sovereign’s management uses the non-GAAP measures of Operating Earnings and Cash Earnings, and the related per share amounts, in their analysis of the company’s performance. These measures, as used by Sovereign, adjust net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Operating earnings represent net income adjusted for the after-tax effects of merger-related and integration charges and the loss on early extinguishment of debt. Cash earnings are operating earnings excluding the after-tax effect of amortization of intangible assets and stock-based compensation expense associated with stock options, restricted stock, bonus deferral plans and ESOP awards. Since certain of these items and their impact on Sovereign’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign’s core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This press release contains statements of Sovereign’s strategies, plans, and objectives, as well as estimates of future operating results for 2004 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; Sovereign’s ability in connection with any acquisition to complete such acquisition and to successfully integrate assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and to realize expected cost savings and revenue enhancements within expected time frame; the possibility that expected one time merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of acquired assets and liabilities and related adjustments to yield and/or amortization of the acquired assets and liabilities at any acquisition date are materially different from those forecasted; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, integrations, pricing, products and services.

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